AGREEMENT AND PLAN OF MERGER

DATED AS OF MAY 10, 2001

BY AND BETWEEN

MERGECO, INC.,
A KANSAS CORPORATION

AND

NPC INTERNATIONAL, INC.,
A KANSAS CORPORATION

TABLE OF CONTENTS
Page

ARTICLE I THE MERGER		1
1.1	The Merger	1
1.2	Closing	1
1.3	Effective Time	1
1.4	Effects of the Merger	2
1.5	Articles of Incorporation	2
1.6	Bylaws	2
1.7	Directors and Officers	2
1.8	Effect on Capital Stock	2
1.9	Dissenting Shares	3
1.10	Stock Options	3
ARTICLE II EXCHANGE OF CERTIFICATES		4
2.1	Exchange Fund	4
2.2	Exchange Procedures	4
2.3	No Further Ownership Rights in Company Common Stock	5
2.4	Termination of Exchange Fund; Unclaimed Funds	5
2.5	No Liability	5
2.6	Lost Certificates	5
2.7	Withholding Rights	6
ARTICLE III REPRESENTATIONS AND WARRANTIES		6
3.1	Representations and Warranties of the Company	6
3.2	Representations and Warranties of Mergeco	10
ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS		13
4.1	Covenants of the Company	13
4.2	Covenants of Mergeco	15
4.3	Advice of Changes; Government Filings	16
ARTICLE V ADDITIONAL AGREEMENTS		17
5.1	Stockholders Meeting; Preparation of Disclosure Documents	17
5.2	Access to Information; Confidentiality	18
5.3	Approvals and Consents; Cooperation	19
5.4	Financing	19
5.5	Employee Benefits; Company Plans	20
5.6	Fees and Expenses	20
5.7	Indemnification; Directors' and Officers' Insurance	20
5.8	Public Announcements	21
5.9	Takeover Statutes	21
5.10	Further Assurances	21
5.11	Takeover Proposals	21
ARTICLE VI CONDITIONS PRECEDENT		23
6.1	Conditions to Each Party's Obligation to Effect the Merger	23
6.2	Conditions to the Obligation of Mergeco to Effect the Merger	25
6.3	Conditions to the Obligation of the Company to Effect the Merger	26
ARTICLE VII TERMINATION AND AMENDMENT		26
7.1	Termination	26
7.2	Effect of Termination	27
7.3	Amendment	28
7.4	Extension; Waiver	28
7.5	Procedure For Termination, Amendment, Extension or Waiver	28
ARTICLE VIII GENERAL PROVISIONS		28
8.1	Non-Survival of Representations, Warranties, Covenants and Agreement	28
8.2	Notices	29
8.3	Interpretation	30
8.4	Counterparts	31
8.5	Entire Agreement; No Third Party Beneficiaries	31
8.6	Governing Law	31
8.7	Waiver of Jury Trial	31
8.8	Severability	32
8.9	Assignment	32
8.10	Enforcement	32
8.11	Definitions	32

GLOSSARY OF DEFINED TERMS
Defined Term	Location of Definition

Action	Section 6.1(b)(i)
Agreement	Preamble
Business Day	Section 8.11(a)
Cancelled Company Stock Options	Section 1.10
Certificate of Merger	Section 1.3
Charitable Remainder Trust	Section 1.8(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.7
Commitments	Section 3.2(d)
Company	Preamble
Company Board	Recitals
Company Common Stock	Section 1.8
Company Disclosure Schedule	Section 3.1
Company Investment Advisor	Section 3.1(h)
Company Option Plan	Section 1.10
Company Stock Options	Section 1.10
Definitive Financing Agreements	Section 5.4
Dissenting Shares	Section 1.9
Dissenting Stockholder.	Section 1.9
Effective Time	Section 1.3
Exchange Act	Section 3.1(c)(iii)
Exchange Agent	Section 2.1
Exchange Fund	Section 2.1
Expenses	Section 8.11(b)
Financing	Section 3.2(d)
GAAP	Section 3.1(d)
Governmental Authority	Section 3.1(c)(iii)
Indemnified Parties	Section 5.8
Kansas Secretary of State	Section 1.3
KGCC	Section 1.1
Liens	Section 3.1(b)(iii)
Material Adverse Effect	Section 8.11(c)
Merger	Section 1.1
Merger Consideration	Section 1.8(c)
Mergeco	Preamble
Mergeco Disclosure Schedule	Section 3.2
Nasdaq	Section 3.1(c)(iii)
Organizational Documents	Section 8.11(d)
Other Party	Section 8.11(e)
Outside Date	Section 7.1(b)
Person	Section 8.11(f)
Plan Amendment	Section 1.10
Proxy Statement	Section 3.1(c)(iii)
Reports	Section 3.1(d)
Representatives	Section 8.11(g)
Required Company Vote	Section 3.1(g)
Required Regulatory Approvals	Section 5.3
Schedule 13E-3	Section 3.1(c)(iii)
SEC	Section 3.1(c)(iii)
Securities Act	Section 3.1(b)(vi)
Special Committee	Recitals
Stockholders Meeting	Section 5.1(a)
Subsidiary	Section 8.11(h)
Surviving Corporation	Section 1.1
Vested Installment	Section 1.10

          THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of May 10, 2001, is by and between MERGECO, INC., a Kansas corporation ("Mergeco"), and NPC INTERNATIONAL, INC ., a Kansas corporation (the "Company").

W I T N E S S E T H:

          WHEREAS, the respective Boards of Directors of Mergeco and the Company have each approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, subject to the terms and conditions set forth in this Agreement;

          WHEREAS, the Board of Directors of the Company (the "Company Board"), based upon the recommendation of a special committee of independent directors thereof (the "Special Committee"), has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and are fair to and in the best interests of the Company's stockholders;

          WHEREAS, Mergeco and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger as set forth in this Agreement.

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I
THE MERGER
1.1 The Merger. Upon the terms and subject to the conditions set forth in this

Agreement, and in accordance with the General Corporation Code of the State of Kansas (the "KGCC"), Mergeco shall be merged with and into the Company (the "Merger") at the Effective Time. Upon the Effective Time, the separate corporate existence of Mergeco shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") in accordance with the KGCC.

1.2 Closing. Unless this Agreement shall have been terminated pursuant to

Section 7.1, the closing of the Merger (the "Closing") will take place no later than the third Business Day after satisfaction or waiver (as permitted by this Agreement and applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in Article VI (the "Closing Date"), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Stinson, Mag & Fizzell, P.C., 1201 Walnut Street, Kansas City, Missouri 64106, unless another place is agreed to in writing by the parties hereto.

1.3 Effective Time. Upon the Closing, the parties shall file with the Secretary of

State of the State of Kansas (the "Kansas Secretary Of State") a certificate of merger or other appropriate documents (in any such case, the "Certificate Of Merger"), executed in accordance with the relevant provisions of the KGCC, and shall make all other filings, recordings or publications required under the KGCC in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Kansas Secretary of State, or at such later time as the parties may agree and specify in the Certificate of Merger (the date and time the Merger becomes effective being herein referred to as the "Effective Time").

1.4 Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in the KGCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Mergeco shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Mergeco shall become the debts, liabilities and duties of the Surviving Corporation.

1.5 Articles of Incorporation. The articles of incorporation of the Company in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation from and after the Effective Time, until thereafter amended as provided therein or by applicable law.

1.6 Bylaws. The bylaws of the Company as in effect immediately prior to the
Effective Time shall be the bylaws of the Surviving Corporation from and after the Effective Time, until thereafter amended as provided therein or by applicable law.

1.7 Directors and Officers. The directors and officers of Mergeco at the

Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, until the earlier of their death, resignation, removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified, as the case may be.

1.8 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company or Mergeco or any holder of any shares of common stock of the Company ("Company Common Stock") or any shares of common stock of Mergeco:

(a) Common Stock of Mergeco. Each share of common stock of Mergeco issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

(b) Cancellation of Certain Stock. Each share of Company Common

Stock issued and outstanding immediately prior to the Effective Time that is owned by (i) the Company, (ii) any wholly-owned Subsidiary of the Company, (iii) Mergeco, (iv) O. Gene Bicknell, (v) Bicknell Family Holding Company, or (vi) Bicknell Family Foundation shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Company Common Stock. Each share of Company

Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 1.8(b) and Dissenting Shares) shall be converted into and become the right to receive $11.55 in cash, without interest thereon (the "Merger Consideration").

(d) Cancellation and Retirement of Company Common Stock. As

of the Effective Time, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, upon surrender of such certificate(s) in accordance with Article 2.

1.9 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, including, without limitation, Section 1.8, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or otherwise consented thereto in writing and who has the right to demand, and properly demands, an appraisal of such holder's shares in accordance with Section 17-6712 of the KGCC or any successor provision (such holder being herein referred to as a "Dissenting Stockholder" and such shares being herein referred to as "Dissenting Shares"), shall not be converted into or represent the right to receive the Merger Consideration, unless such Dissenting Stockholder fails to perfect or otherwise loses or withdraws any such right to appraisal. With respect to any Dissenting Shares, a Dissenting Stockholder shall have solely the appraisal rights provided under Section 17-6712 of the KGCC, provided such Dissenting Stockholder complies with the provisions thereof. If, after the Effective Time, such Dissenting Stockholder fails to perfect or otherwise loses or withdraws any such right to appraisal, each Dissenting Share held by such Dissenting Stockholder shall be treated as if such share had been converted into, as of the Effective Time, the right to receive, without any interest thereon, the Merger Consideration. The Company shall give Mergeco prompt notice of any demand for appraisal of shares of Company Common Stock received by the Company, and Mergeco shall have the right to participate in and approve (which approval shall not be unreasonably withheld or delayed) all negotiations and proceedings prior to the Effective Time with respect to any such demand. Prior to the Effective Time, the Company shall not, except with the prior written consent of Mergeco, make or agree to make any payment with respect to, or settle or offer to settle, any such demand.

1.10 Stock Options. Each outstanding and unexercised option to purchase shares of

Company Common Stock (collectively, the "Company Stock Options") issued under the NPC International, Inc. 1994 Stock Option Plan, as amended through the date hereof (the "Company Option Plan"), whether vested or unvested, to any optionee that has consented to such amendment (other than O. Gene Bicknell), (i) shall be amended, as of the Effective Time, as set forth in the amendment to the Company Option Plan as approved by the Board of Directors of the Company as of the date hereof (the "Plan Amendment"), (ii) shall terminate and be cancelled (the "Cancelled Company Stock Options"), and (iii) each holder of a Cancelled Company Stock Option shall be entitled to receive, in consideration therefor and upon satisfaction of the condition to vesting of each applicable installment of the Cancelled Company Stock Option that would have taken place if such cancellation had not occurred ("Vested Installment"), a cash payment (which payment shall be made as soon as practicable after the vesting of the applicable Vested Installment) equal to the product of (a) the excess, if any, of the Merger Consideration over the per share exercise price of the Cancelled Company Stock Option, multiplied by (b) the aggregate number of shares of Company Common Stock then subject to the applicable Vested Installment. Such cash payment shall be reduced by any required withholding taxes. Each outstanding and unexercised Company Stock Option issued under the Company Option Plan, whether vested or unvested, to O. Gene Bicknell shall be cancelled as of the Effective Time and have no further force or effect.

ARTICLE II
 EXCHANGE OF CERTIFICATES
2.1 Exchange Fund. As of the Effective Time, Mergeco or the Surviving

Corporation shall deposit, or shall cause to be deposited, with a bank, trust company or other exchange agent reasonably satisfactory to the Company appointed to act as exchange agent (the "Exchange Agent") for the benefit of the holders of shares of Company Common Stock, cash in an aggregate amount equal to the product of (i) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 1.8(b) and Dissenting Shares), multiplied by (ii) the Merger Consideration (the "Exchange Fund"). The Exchange Agent shall invest all cash in the Exchange Fund as directed by the Surviving Corporation. Interest and other income with respect to the Exchange Fund shall accrue for the account of, and shall be promptly paid to, the Surviving Corporation.

2.2 Exchange Procedures.

(a) Exchange of Certificates. As soon as reasonably practicable after the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented shares of Company Common Stock shall, upon surrender to the Exchange Agent of such certificate(s) and acceptance thereof by the Exchange Agent (together with the letter of transmittal described in Section 2.2(b), duly executed, and such other documents as may reasonably be required by the Exchange Agent), be entitled to receive the amount of the Merger Consideration into which the number of shares of Company Common Stock previously represented by such certificate(s) so surrendered shall have been converted pursuant to this Agreement. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing shares of Company Common Stock which have been converted pursuant to this Agreement into the right to receive the Merger Consideration, and if such certificates are presented for transfer, they shall be cancelled against delivery of the Merger Consideration. If the Merger Consideration is to be delivered to any person other than the person in whose name the certificate(s) representing shares of Company Common Stock surrendered for exchange is registered, it shall be a condition of such exchange that the certificate(s) so surrendered shall be properly endorsed with the signature guaranteed or otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder thereof, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(a), each certificate which, prior to the Effective Time, represented outstanding shares of Company Common Stock (other than shares cancelled pursuant to Section 1.8(b) and Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration in accordance with Section 1.8. No interest will be paid or will accrue on any cash payable as Merger Consideration to any holder of shares of Company Common Stock.

(b) Letter of Transmittal. Promptly following the Effective Time (but no later than five (5) Business Days thereafter), the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock, other than shares to be cancelled or retired in accordance with Section 1.8(b), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificate(s) shall pass, only upon delivery thereof to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and instructions for use in effecting the surrender of such certificate(s) in exchange for the Merger Consideration.

2.3 No Further Ownership Rights in Company Common Stock. The Merger

Consideration paid upon the surrender for exchange of certificates representing shares of Company Common Stock in accordance with the terms of Article I and this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such certificates, and no holder of shares of Company Common Stock shall thereby have any equity interest in the Surviving Corporation.

2.4 Termination of Exchange Fund; Unclaimed Funds. Any portion of the

Exchange Fund that remains undistributed to or unclaimed by the holders of certificates representing shares of Company Common Stock for eighteen (18) months after the Effective Time shall be delivered to the Surviving Corporation or otherwise at the direction of the Surviving Corporation, upon demand, and any holders of such certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for the Merger Consideration to which such holders are entitled pursuant to this Agreement (subject to applicable abandoned property, escheat or other similar laws) and only as general creditors thereof for payment of their claim for the Merger Consideration.

2.5 No Liability. None of Mergeco, the Company, the Surviving Corporation or the

Exchange Agent shall be liable to any person in respect of any cash, shares, dividends or distribution payable from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or other similar law. If any certificates representing shares of Company Common Stock shall not have been surrendered prior to eighteen (18) months after the Effective Time (or immediately prior to any earlier date on which the Merger Consideration in respect of such certificate would become the property of or otherwise escheat to any Governmental Authority), any such cash, shares, dividends or distributions shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

2.6 Lost Certificates. If any certificate representing shares of Company Common

Stock has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the Company, the posting by such person of a bond in such reasonable amount as the Company may direct as indemnity against any claim that may be made against the Company with respect to such certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

2.7 Withholding Rights. The Surviving Corporation or the Exchange Agent, as

applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or any holder of Cancelled Company Stock Options such amounts as the Surviving Corporation or the Exchange Agent, as the case may be, may be required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law, including, without limitation, withholdings required in connection with payments under Section 1.10. To the extent withheld by the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock or Cancelled Company Stock Options, as the case may be, in respect of which such deduction and withholding was made.

ARTICLE III
 REPRESENTATIONS AND WARRANTIES
3.1 Representations and Warranties of the Company. Except as otherwise set forth in the Disclosure Schedule delivered by the Company to Mergeco at or prior to the execution of this Agreement (the "Company Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty to the extent specified therein), the Company represents and warrants to Mergeco as set forth in this Section 3.1:

(a) Organization, Standing and Power. Each of the Company and its

Subsidiaries has been duly organized and is validly existing and in good standing under the laws of its respective state of incorporation and has the corporate power and authority to carry on its business as presently being conducted and to own, operate and lease its properties. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed, either Company or would not prevent the consummation of the Merger by the Outside Date. The copies of the Organizational Documents of each of the Company and its Subsidiaries which were previously furnished to Mergeco are true, complete and correct copies of such documents.

(b) Capital Structure.

(i) As of the date of this Agreement, the authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and the number of shares outstanding is set forth in the Company's most recent SEC filings as of the date set forth therein.

(ii) All issued and outstanding shares of capital stock of the
Company and those Subsidiaries, that are corporations, are duly authorized, validly issued, fully paid and nonassessable.

(iii) All of the issued and outstanding shares of capital stock or other equity interests of each of the Company's Subsidiaries are owned directly or indirectly by the Company and are owned free and clear of any liens, claims, encumbrances, restrictions, preemptive rights or any other claims of any third party ("Liens"), except for Liens which, individually or in the aggregate, would not have a Material Adverse Effect on the Company or would not prevent the consummation of the Merger by the Outside Date.

(iv) As of the date of this Agreement, (A) no bonds, notes,

debentures or other indebtedness of the Company having the right to vote on any matters on which stockholders may vote are issued and outstanding, (B) other than the outstanding Company Stock Options, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking, and (C) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company.

(v) There are no agreements or arrangements pursuant to which

(A) the Surviving Corporation could be required to register any shares of its common stock or other securities under the Securities Act of 1933, as amended (the "Securities Act"), or (B) the Company is a party which restricts the voting or disposition of any Company Common Stock.

(c) Authority; No Conflicts.

(i) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by the requisite vote of the holders of Company Common Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of the consummation of the Merger to the adoption of this Agreement by the holders of Company Common Stock. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws relating to or affecting creditors rights generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (A) violate any provision of the Organizational Documents of the Company or its Subsidiaries, (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 3.1(c)(iii) below, conflict with or result in any violation of any statute, law, ordinance, rule or regulation of any state or the United States or any political subdivision thereof or therein applicable to the Company or any judgment, order, decree, determination or award currently in effect, which, individually or in the aggregate, would have a Material Adverse Effect on the Company or would prevent the consummation of the Merger by the Outside Date, or (C) other than any required consents of landlords or any licensing board, agency or similar authority governing the sale, production or distribution of alcoholic beverages, violate, conflict with, constitute a breach or default under or give rise to a right of termination under any contract, loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise or license to which the Company is a party or by which any of its properties or assets is bound or subject, which, individually or in the aggregate, would have a Material Adverse Effect on the Company or would prevent the consummation of the Merger by the Outside Date.

(iii) No consent, approval, order or authorization of or registration,

declaration or filing with, any supranational, national, state, municipal or local government, any instrumentality, subdivision, court, tribunal, administrative agency or commission or other authority thereof, or any quasi-governmental authority or any private body exercising any regulatory, taxing or other governmental authority (a "Governmental Authority"), which has not been received or made, is required by or with respect to the Company or any Subsidiary in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby or thereby, except for (A) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement in connection with the Stockholders Meeting (such proxy statement, including any preliminary version thereof, in either case, as amended, modified or supplemented from time to time, the "Proxy Statement"), (B) the filing with the SEC of a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (C) state securities or "blue sky" laws, (D) any other filings or reports required under the Exchange Act or the rules and regulations promulgated thereunder in connection with the transactions contemplated by this Agreement, (E) the filing and recordation of appropriate merger or other documents under the KGCC, (F) compliance with the rules and regulations of the Nasdaq National Market ("Nasdaq"), (G) antitrust or other competition laws of other jurisdictions, (H) the consent of any licensing board, agency or similar authority governing or regulating the sale, production or distribution of alcoholic beverages, and (i) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain could not reasonably be expected to have a Material Adverse Effect on the Company or to prevent the consummation of the Merger by the Outside Date.

(d) Reports and Financial Statements. Since March 31, 1998, the

Company has filed all required reports, schedules, forms, statements and other documents required to be filed by it with the SEC (collectively, the "Reports"). None of the Company's Subsidiaries is required to file any form, report or other document with the SEC. Each of the financial statements and the related schedules and notes thereto included in the Reports (or incorporated therein by reference) present fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with generally accepted accounting principles ("GAAP") (except, in the case of interim unaudited financial statements, as permitted by Form 10-Q) consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of interim unaudited financial statements, to normal and recurring year-end adjustments that have not been and are not reasonably expected to be material in amount, and such financial statements complied as to form as of their respective dates in all material respects with the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder. Each Report was prepared in accordance with the requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder and did not, on the date of effectiveness in the case of any registration statement under the Securities Act, on the date of mailing in the case of any proxy statement under the Exchange Act and on the date of filing in the case of any other Report (and, if amended or superseded by a filing prior to the date of this Agreement or of the Closing Date, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e) Disclosure Documents. The Proxy Statement and the Schedule 13E-3

will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (A) the Proxy Statement, at the date such Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, or (B) the Schedule 13E-3, at the time of filing with the SEC (and at any time such Proxy Statement or Schedule 13E-3 is amended or supplemented), will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing provisions of this Section 3.1(e), no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement or the Schedule 13E-3 based on information supplied in writing by Mergeco or any of their representatives specifically for inclusion or incorporation by reference therein.

(f) Absence of Certain Changes or Events. Except as may be disclosed in the Reports filed prior to the date hereof, since March 28, 2000, (i) each of the Company and its Subsidiaries has conducted their respective businesses in the ordinary course consistent with their past practices and have not incurred any material liability, except in the ordinary course of their respective businesses consistent with their past practices; (ii) there has not been any change in the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole that has had a Material Adverse Effect on the Company; and (iii) there has not been any change in the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole that has had a Material Adverse Effect on the Company.

(g) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the "Required Company Vote") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby, not otherwise previously obtained; provided, however, that no representation is given with respect to the effect of Sections 17-12,100 through 17-12,104 of the KGCC.

(h) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person, the fees of which will be paid by the Company, is or will be entitled to any broker's, financial advisory or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of the Company, except the fees payable to Goldsmith Agio Helms pursuant to engagement letters ("Company Investment Advisor"), dated March 13, 2001 (copies of which have been delivered to Mergeco) whose fees and expenses shall remain the sole responsibility of the Company and the Surviving Corporation in accordance therewith.

(i) Company Action. The Company Board, based upon the

recommendation of the Special Committee, at a meeting thereof duly called and held has (i) approved the acquisition by Mergeco pursuant to the Merger and approved and adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company's stockholders, and (iii) resolved to declare advisable and recommend approval of this Agreement and the transactions contemplated hereby, including the Merger, by the Company's stockholders.

(j) Fairness Opinion. As of the date hereof, the Special Committee has received the written opinion of Company Investment Advisor, financial advisor to the Special Committee, dated as of the date hereof, to the effect that, subject to the qualifications and limitations stated therein, the consideration to be received by the holders of shares of Company Common Stock (other than the persons listed in clauses (iv), (v) and (vi) of Section 1.8(b) of this Agreement) in the Merger is fair to such holders from a financial point of view. The Special Committee has furnished an accurate and complete copy of such written opinion to Mergeco.

3.2 Representations and Warranties of Mergeco. Except as otherwise set forth in the Disclosure Schedule delivered by Mergeco to the Company at or prior to the execution of this Agreement (the "Mergeco Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty to the extent specified therein), Mergeco represents and warrants to the Company as follows:

(a) Organization, Standing and Power. Mergeco has been duly organized and is validly existing and in good standing under the laws of the State of Kansas. Mergeco has no Subsidiaries. The copies of the Organizational Documents of Mergeco which were previously furnished to the Company are true, complete and correct copies of such documents.

(b) Capital Structure. All issued and outstanding shares of capital stock of

Mergeco are validly issued, fully paid and nonassessable. The holders of all Common Stock of Mergeco consist solely of the persons listed in clauses (iv), (v) and (vi) of Section 1.8(b) of this Agreement. As of the date of this Agreement, there are no options, warrants or other rights to acquire capital stock from Mergeco or its Subsidiaries. The persons listed in clauses (iv), (v) and (vi) of Section 1.8(b) of this Agreement have in the aggregate owned more than 15% of the outstanding voting stock of the Company for more than three years.

(c) Authority; No Conflicts.

(i) Mergeco has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Mergeco. This Agreement has been duly executed and delivered by Mergeco and constitutes a valid and binding agreement of Mergeco, enforceable against Mergeco in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors rights generally, or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (A) violate any provision of the Organizational Documents of Mergeco, (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 3.2(c)(iii) below, conflict with or result in any violation of or constitute a default (with or without notice or lapse of time, or both) under any statute, law, ordinance, rule or regulation of any state or the United States or any political subdivision thereof or therein or any judgment, order, decree, determination or award currently in effect, which, individually or in the aggregate, would have a Material Adverse Effect on Mergeco or would prevent the consummation of the Merger by the Outside Date, or (C) violate, conflict with, constitute a breach or default under or give rise to a right of termination under any contract, loan or credit agreement, note, mortgage, bond, indenture, lease (other than required consents of landlords), benefit plan or other agreement, obligation, instrument, permit, concession, franchise or license to which Mergeco is a party or by which any of its properties or assets is bound or subject, which, individually or in the aggregate, would have a Material Adverse Effect on Mergeco or would prevent the consummation of the Merger by the Outside Date.

(iii) No consent, approval, order or authorization of, or registration,

declaration or filing with, any Governmental Authority, which has not been received or made, is required by or with respect to Mergeco in connection with the execution and delivery of this Agreement by Mergeco or the consummation by Mergeco of the transactions contemplated hereby or thereby, except for (A) state securities or "blue sky" laws, (B) any filings or reports required under the Exchange Act or the rules and regulations promulgated thereunder in connection with the transactions contemplated by this Agreement, (C) the filing and recordation of appropriate merger or other documents under the KGCC, (D) antitrust or other competition laws of other jurisdictions and (E) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain could not reasonably be expected to have a Material Adverse Effect on Mergeco or to prevent the consummation of the Merger by the Outside Date.

(d) Financing. Mergeco has received one or more written commitments,

copies of which have been delivered to the Special Committee, from the person(s) indicated thereon (collectively, the "Commitments") to obtain on a best efforts basis, in the aggregate, monies sufficient to fund the consummation of the transactions contemplated by this Agreement, including the Merger and satisfy all other costs and expenses arising in connection therewith (the "Financing"). Mergeco has no reason to believe that any of the matters set forth in the Company Disclosure Schedule or the Mergeco Disclosure Schedule will result in the failure of any of the conditions precedent to the consummation of the Financing contemplated hereby stated in the Commitments (provided that the Company shall bear the burden of proving the existence of any such reason to believe on the part of Mergeco by a preponderance of the evidence).

(e) Disclosure Documents. None of the information supplied or to be supplied by Mergeco for inclusion or incorporation by reference in (i) the Proxy Statement, at the date such Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, or (ii) the Schedule 13E-3, at the time of filing with the SEC (and at any time such Proxy Statement or Schedule 13E-3 is amended or supplemented), will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(f) No Vote Required. No vote of the holders of the outstanding shares of common stock of Mergeco is necessary to approve this Agreement and the transactions contemplated hereby other than those obtained by Mergeco as of the date hereof.

(g) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person, the fees of which will be paid by Mergeco, is or will be entitled to any broker's, financial advisory or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Mergeco, except the fees payable to Banc of America Securities LLC pursuant to an engagement letter dated November 30, 2000 (a copy of which has been delivered to Mergeco) whose fees and expenses shall remain the sole responsibility of the Company and the Surviving Corporation in accordance therewith, and shall be paid upon consummation of the Merger.

(h) No Business Activities. Mergeco is not a party to any material agreement and has not conducted any activities other than in connection with its organization, the preparation, negotiation and execution of this Agreement and the Commitments, the procurement of the Financing and the consummation of the transactions contemplated hereby.

(i) No Agreements or Understandings to Sell Assets or Stock. As of the

date of this Agreement, none of the persons listed in clauses (iii), (iv), (v) or (vi) of Section 1.8(b) of this Agreement is a party to any agreement, arrangement or understanding to sell all or substantially all of the assets of the Company after the Closing or to sell more than 20% of the stock of Mergeco owned, or of the Surviving Corporation to be owned, by any of them after the Closing.

ARTICLE IV
 COVENANTS RELATING TO CONDUCT OF BUSINESS
4.1 Covenants of the Company. During the period from the date of this

Agreement and continuing until the Effective Time (except as expressly contemplated or permitted by this Agreement or to the extent that Mergeco shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

(a) Ordinary Course. The Company shall operate, and shall cause each of its Subsidiaries to operate, their respective businesses in the ordinary course of business in all material respects, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present lines of business, maintain their rights and preserve their relationships with customers, suppliers and others having business dealings with them; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 4.1 shall be deemed a breach of this Section 4.1(a) unless such action would constitute a breach of one or more of such other provisions.

(b) Dividends; Changes in Capital Stock. The Company shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare, set aside or pay any dividends on or make any other distributions (whether cash, stock or property) in respect of any of its capital stock, except dividends by the Company's Subsidiaries in the ordinary course of business consistent with past practice, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(c) Issuance of Securities. The Company shall not and shall cause its

Subsidiaries not to issue, sell, grant, pledge or otherwise encumber, or authorize or propose the issuance, grant, sale or encumbrance of, any shares of its capital stock of any class, any other voting securities or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or enter into any agreement with respect to any of the foregoing, other than the issuance of Company Common Stock upon the exercise of Company Stock Options issued in the ordinary course of business consistent with past practice in accordance with the terms of the Company Option Plan as in effect on the date of this Agreement.

(d) Organizational Documents. Except to the extent required to comply with their respective obligations hereunder or as required by law, the Company and its Subsidiaries shall not amend or propose to amend their respective Organizational Documents.

(e) Extraordinary Transactions. The Company shall not (i) merge, amalgamate or consolidate with any other person in any transaction or (ii) sell all or substantially all of its assets.

(f) Indebtedness. The Company shall not, and shall not permit its

Subsidiaries to, (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or its Subsidiaries or guarantee any debt securities of another person other than indebtedness of the Company or its Subsidiaries to the Company or its Subsidiaries and other than (A) in the ordinary course of business consistent with past practice, or (B) borrowings under the Company's existing line of credit (or under any refinancing thereof); (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than by the Company or its Subsidiaries to or in the Company or its Subsidiaries or routine advances to employees; or (iii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the case of clauses (ii) or (iii) above, loans, advances, capital contributions, investments, payments, discharges or satisfactions entered into, incurred or committed to in the ordinary course of business consistent with past practice of the Company.

(g) Employee Salaries and Benefit Plans. Except as set forth in the

Company Disclosure Schedule, the Company shall not, and shall not permit its Subsidiaries to, (i) increase the compensation payable or to become payable to any of its executive officers or employees, or (ii) take any action with respect to the grant of or make any material modification, any deferred compensation, retirement, severance or termination pay, or stay, bonus or other incentive arrangement (other than pursuant to employment agreements, the Company Option Plan or other benefit plans and policies in effect on the date of this Agreement), except, in either such case, any such increases or grants made in the ordinary course of business consistent with past practice of the Company.

(h) Employment and Other Agreements. Except as set forth in the

Company Disclosure Schedule, the Company shall not enter into or amend any employment, consulting, severance or similar agreement with any person which would result in a Material Adverse Effect on the Company.

(i) Other Actions. Except as otherwise permitted by this Agreement,

the Company shall not, and shall not permit its Subsidiaries to, take any action that could reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied.

(j) Accounting Methods; Income Tax Elections. Except as disclosed in the Reports filed prior to the date of this Agreement and in Section 4.1(j) of the Company Disclosure Schedule, or as required by a Governmental Authority or a change in GAAP as concurred in by the Company's independent auditors, the Company shall not change its methods of accounting in effect at December 26, 2000. The Company shall not, without the prior approval of Mergeco (which approval shall not be unreasonably withheld or delayed), (i) change its fiscal year, or (ii) make any material tax election or settle or compromise any federal, state, local or foreign tax liability, other than in the ordinary course of business consistent with past practice of the Company.

(k) Certain Agreements. The Company shall not, and shall not permit any of its Subsidiaries to, enter into any agreement or arrangement that limits or otherwise restricts the Company or any of its Subsidiaries or any successor thereto or that could, after the Closing, limit or restrict the Surviving Corporation or any successor thereto from engaging or competing in any line of business or in any geographic area, except as set forth in Section 4.1(k) of the Company Disclosure Schedule.

(l) Capital Expenditures. The Company shall not (i) acquire all or substantially all of the business or assets of any other person, or (ii) make any capital expenditures or commitments, except those made in the ordinary course of business consistent with past practice of the Company.

(m) Dissenters' Rights. The Company shall not settle or compromise prior to the Effective Time any claim of a Dissenting Stockholder in respect of Dissenting Shares without the prior written consent of Mergeco.

(n) Settlement of Actions. The Company shall not settle or compromise prior to the Effective Time any Action seeking to restrain, prohibit, delay or impose limitations on the Merger or seeking damages from the Company or any of its officers or directors in connection with the Merger and transactions contemplated hereby without the prior written consent of Mergeco.

(o) Commitments. The Company shall not commit or agree to take any of the actions specified in this Section 4.1.

4.2 Covenants of Mergeco. During the period from the date of this Agreement and continuing until the Effective Time (except as expressly contemplated or permitted by this Agreement or to the extent that the Company otherwise consents in writing, which consent shall not be unreasonably withheld or delayed):

(a) Organizational Documents. Except to the extent required to comply with their respective obligations hereunder or as required by law, Mergeco shall not amend or propose to amend their respective Organizational Documents in any way which would materially delay the timely consummation of the Merger or prevent the consummation of the Merger by the Outside Date.

(b) Changes in Capital Structure. Mergeco shall not change its capital structure in a manner which would materially delay the timely consummation of the Merger or prevent the consummation of the Merger by the Outside Date.

(c) Other Actions. Mergeco shall not take any action that could reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied.

4.3 Advice of Changes; Government Filings. Each party hereto shall (a) confer on a regular and frequent basis with the other party, (b) report (to the extent permitted by law, regulation and any applicable confidentiality agreement) to the other on operational matters, and (c) promptly advise the other orally and in writing of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or any such representation or warranty that is not so qualified becoming untrue in any material respect, (ii) the failure by it (A) to comply with or satisfy in any respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement that is qualified as to materiality or (B) to comply with or satisfy in any material respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement that is not so qualified as to materiality, or (iii) any change, event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect on such party or materially adversely affect its ability to consummate the Merger by the Outside Date; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. The Company shall file all reports required to be filed by it with the SEC (and all other Governmental Authorities) between the date of this Agreement and the Effective Time and shall (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports promptly after the same are filed. Subject to applicable laws relating to the exchange of information, each of the Company and Mergeco shall have the right to review in advance and approve (which approval shall not be unreasonably withheld or delayed), and to the extent practicable each will consult with the other with respect to, all the information relating to the other party, which appears in any filings, announcements or publications made with, or written materials submitted to, any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party agrees that, to the extent practicable, it will consult with the other party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

ARTICLE V
 ADDITIONAL AGREEMENTS
5.1 Stockholders Meeting; Preparation of Disclosure Documents

(a) Except as otherwise provided in this Agreement, the Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of adopting this Agreement and the transactions contemplated hereby, including the Merger, by obtaining the Required Company Vote. Except as otherwise provided in this Agreement, the Company Board, based upon the recommendation of the Special Committee, shall declare the advisability of, and recommend to its stockholders the approval and adoption of, this Agreement and the transactions contemplated hereby, including the Merger, shall include such recommendation in the Proxy Statement and shall take all lawful action to solicit such approval and adoption. O. Gene Bicknell agrees to attend the Stockholders Meeting, whether in person or by proxy, and vote all of the shares of Company Common Stock beneficially owned by him for the approval and adoption of this Agreement, unless prior to the Stockholders Meeting, in accordance with Section 5.11(d), the Special Committee shall have withdrawn its recommendation of the transactions contemplated hereby or recommended a Third Party Superior Offer, in which case O. Gene Bicknell shall not be obligated to vote his shares of Company Common Stock for the approval and adoption of this Agreement, but may do so in his sole discretion.

(b) As soon as practicable following the date of this Agreement, the

Company and Mergeco shall jointly prepare, and the Company shall file with the SEC, the Proxy Statement and the Schedule 13E-3. Mergeco will cooperate with the Company in connection with the preparation and filing with the SEC of the Proxy Statement and the Schedule 13E-3, including, but not limited to, furnishing the Company upon request with any and all information regarding Mergeco, the plans of Mergeco for the Surviving Corporation after the Effective Time, information regarding the Financing and all other matters and information as may be required to be set forth therein under the Exchange Act or the rules and regulations promulgated thereunder. The Company shall use reasonable best efforts (i) to respond to the comments of the SEC concerning the Proxy Statement or the Schedule 13E-3 as promptly as practicable, and (ii) to cause the final Proxy Statement to be mailed to the Company's stockholders within seventy-five (75) days following the date hereof. The Company shall pay the filing fees for the Proxy Statement and the Schedule 13E-3. Mergeco shall be given a reasonable opportunity to review and approve (which approval shall not be unreasonably withheld or delayed) all filings with the SEC and all mailings to the Company's stockholders in connection with the Merger prior to the filing or mailing thereof. The Company and Mergeco each agree to correct any information provided by such party for use in the Proxy Statement or the Schedule 13E-3 which becomes false or misleading. The Company shall cause the fairness opinion of Company Investment Advisor referred to in Section 3.1(j) to be included as an exhibit to the Proxy Statement and the Schedule 13E-3.

(c) Each party shall notify the other party promptly of (i) the receipt of any notices, comments or other communications from the SEC or any other Governmental Authority, and (ii) any requests by the SEC for amendments or supplements to the Proxy Statement or the Schedule 13E-3 or for additional information, and will promptly provide the other party with copies of all correspondence between such party or its representatives on the one hand and the SEC or members of its staff on the other hand with respect to the Proxy Statement or the Schedule 13E-3.

(d) If, at any time prior to the Stockholders Meeting, any event should occur relating to the Company or its Subsidiaries which should be set forth in an amendment of, or a supplement to, the Proxy Statement or the Schedule 13E-3, the Company will promptly inform Mergeco. If, at any time prior to the Stockholders Meeting, any event should occur relating to Mergeco or relating to the plans of Mergeco for the Surviving Corporation after the Effective Time or the Financing, which should be set forth in an amendment of, or a supplement to, the Proxy Statement or the Schedule 13E-3, Mergeco will promptly inform the Company. In any such case, the Company or Mergeco, as the case may be, with the cooperation of the other party, shall, upon learning of such event, promptly prepare, file and, if required, mail such amendment or supplement to the Company's stockholders; provided that, prior to such filing or mailing, the parties shall approve (which approval, with respect to either party, shall not be unreasonably withheld or delayed) the form and content of such amendment or supplement.

(e) The Company will cause American Stock Transfer and Trust
Company, the Company's transfer agent, to make stock transfer records available to the extent reasonably necessary to effectuate the intent of this Agreement.

5.2 Access to Information; Confidentiality. From and after the date hereof until the Effective Time, upon reasonable notice, each of the Company and Mergeco shall (and shall cause their respective Subsidiaries, if any, to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, to all its properties, books, contracts, commitments and records and its officers, employees, representatives and lenders and, during such period, each of the Company and Mergeco shall (and shall cause its Subsidiaries, if any, to), furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than reports or documents which such party is not permitted to disclose under applicable law), and (b) consistent with its legal obligations, all other information concerning its business, properties and personnel as the other party may reasonably request; provided, however, each of the Company and Mergeco may restrict the foregoing access to the extent that (i) a Governmental Authority requires such party or any of its Subsidiaries to restrict access to any properties or information reasonably related to any such contract on the basis of applicable laws and regulations, or (ii) any law, treaty, rule or regulation of any Governmental Authority applicable to such party or any of its Subsidiaries requires such party or any of its Subsidiaries to restrict access to any properties or information.

5.3 Approvals and Consents; Cooperation. Each of the Company and Mergeco

shall cooperate with each other and use (and shall cause their respective Subsidiaries, if any, to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part to consummate and make effective the Merger and the other transactions contemplated by this Agreement (including the procurement of the Financing and the satisfaction of the conditions set forth in Article VI) as soon as practicable, including (i) preparing and filing as promptly as practicable all documentation to effect all applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary to be obtained from any third party and/or any Governmental Authority in order to consummate the Merger or any of the other transactions contemplated by this Agreement, other than those as to which the failure to so prepare and file such documentation would not have a Material Adverse Effect on the Company or Mergeco, as the case may be, or would not prevent the consummation of the Merger by the Outside Date (the "Required Regulatory Approvals") and (ii) taking all reasonable steps as may be necessary to obtain all such Required Regulatory Approvals. Without limiting the generality of the foregoing, each of the Company and Mergeco agrees to make all necessary filings in connection with the Required Regulatory Approvals as promptly as practicable after the date of this Agreement, and to use its reasonable best efforts to furnish or cause to be furnished, as promptly as practicable, all information and documents requested with respect to such Required Regulatory Approvals and shall otherwise cooperate with the applicable Governmental Authority in order to obtain any Required Regulatory Approvals in as expeditious a manner as possible. Each of the Company and Mergeco shall use its reasonable best efforts to resolve such objections, if any, as any Governmental Authority may assert with respect to this Agreement and the transactions contemplated hereby in connection with the Required Regulatory Approvals. The Company and Mergeco each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may reasonably be necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3 or any Required Regulatory Approvals or other statement, filing, tax ruling request, notice or application made by or on behalf of the Company or Mergeco or any of their respective Subsidiaries to any third party and/or any Governmental Authority in connection with the Merger or the other transactions contemplated by this Agreement.

5.4 Financing. Mergeco shall use its reasonable best efforts (i) to consummate the Financing on terms consistent with the Commitments or such other financing or terms as shall be reasonably satisfactory to Mergeco on or before the Closing Date, and (ii) to execute and deliver definitive agreements with respect to the Financing upon the terms provided in the Commitments or such other financing or terms as shall be mutually and reasonably satisfactory to the Company and Mergeco (the "Definitive Financing Agreements") on or before the Closing; provided that reasonable best efforts of Mergeco as used in this Section 5.4 shall in no event require Mergeco to agree to financing terms materially more adverse to Mergeco than those provided for in the Commitments. Mergeco shall use its reasonable best efforts to keep the Commitments in effect until the earlier of the Closing Date or the termination of this Agreement (which shall include, but not be limited to, obtaining any necessary extensions of the Commitments through such date) and to satisfy on or before the Closing Date all requirements of the Commitments and the Definitive Financing Agreements which are conditions to closing the transactions constituting the Financing and to drawing the cash proceeds thereunder. The Company shall use its reasonable best efforts to assist and cooperate with Mergeco to satisfy on or before the Closing Date all of the conditions to closing the transactions constituting the Financing which are applicable to the Company.

5.5 Employee Benefits; Company Plans

(a) Subject to Section 1.10 and 5.5(b) below, for a period of at least one (1) year immediately following the Closing Date, Mergeco shall or shall cause the Surviving Corporation to maintain in effect employee benefit plans and arrangements (not including equity incentive arrangements) which provide benefits which have a value which is substantially comparable, in the aggregate, to any benefits provided by the Company as of the date hereof.

(b) Except as provided in Section 1.10, and unless otherwise agreed to in writing by the employee party thereto, Mergeco shall cause the Surviving Corporation to honor all written employment, bonus, severance and termination plans and agreements of employees of the Company and its Subsidiaries in effect on or prior to the date of this Agreement in accordance with their terms.

5.6 Fees and Expenses. All Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Company, or if this Merger is consummated, by the Surviving Corporation, including, but not limited to, (i) the Expenses incurred in connection with the preparation, printing, filing and mailing to stockholders of the Proxy Statement and the solicitation of stockholder approvals, (ii) the Expenses incurred for all fees and expenses (including, but not limited to, legal fees, accounting fees, filing fees, and any other fees related to this Agreement and the Merger) pursuant to, and all continuing indemnification, contribution and fee obligations (whether or not related to this Agreement and the transactions contemplated hereby) provided under, that certain engagement letter between O. Gene Bicknell and Banc of America Securities LLC, dated November 30, 2000, (iii) all Expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement, the Financing, the Commitments, the Definitive Financing Agreements and any agreements or documents related to any of the foregoing, and (iv) all Expenses incurred in connection with obtaining the Commitments and the Financing; provided, however, that if this Agreement is terminated by the Company pursuant to Section 7.1(g), then Mergeco shall pay the Expenses set forth in clauses (ii), (iii) and (iv) of this Section 5.6. O. Gene Bicknell hereby guarantees to the Company Mergeco's obligations under the proviso in the immediately preceding sentence.

5.7 Indemnification; Directors' and Officers' Insurance. The Surviving

Corporation shall cause to be maintained in effect (a) for a period of six (6) years after the Effective Time, the provisions regarding indemnification of current or former officers and directors (the "Indemnified Parties") contained in the Organizational Documents of the Company or its Subsidiaries and in any agreements between an Indemnified Party and the Company or its Subsidiaries as of the date hereof, and (b) for a period of six (6) years after the Effective Time, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies with an insurer of equal claims paying ratings and of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time. This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.

5.8 Public Announcements. From and after the date hereof until the Effective

Time, the Company and Mergeco shall use all reasonable best efforts to develop a joint communications plan and each party shall use all reasonable best efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of Nasdaq or any securities exchange, to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

5.9 Takeover Statutes. The Company and the Company Board or any duly authorized committee thereof, including the Special Committee, subject to its fiduciary duties, shall grant such approvals and take such actions as are necessary to render any section of the KGCC and any other applicable takeover statute inapplicable to the Merger and the other transactions contemplated hereby, so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to eliminate or minimize the effects of any such takeover statute on the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

5.10 Further Assurances. The proper officers of the Company and Mergeco shall take any reasonably necessary actions if, at any time after the Effective Time, any further action is reasonably necessary to carry out the purposes of this Agreement.

5.11 Takeover Proposals.

(a) Receipt of Takeover Proposal. (1) Company shall immediately,

after execution of this Agreement, terminate any pending discussion regarding any transaction which may lead to a Third Party Superior Offer or any other sale of stock, sale of all or substantially all the assets, merger or consolidation involving a third party (in each case, other than with Mergeco) (a "Third Party Acquisition") and shall promptly notify Mergeco of (i) any inquiries or proposals received by, any non-public information requested from, or any negotiations or discussions sought to be initiated or continued with, Company or any of its Subsidiaries or Affiliates, (ii) any inquiries or proposals known by Company to have been received by, any non-public information known by Company to have been requested from, or any negotiations or discussions known by Company to have been sought to be initiated or continued with, Company or any of its Affiliates or any of the respective directors, officers, employees, agents or representatives of the foregoing, in each case from a person (other Mergeco and its Affiliates and their respective representatives) with respect to a Third Party Acquisition, and (iii) the terms thereof, including the identity of such third party and the general terms of any financing arrangement or commitment in connection with such Third Party Acquisition, and Company agrees to promptly update Mergeco on an ongoing basis of the status thereof, including furnishing copies of any such written inquiries or offers.

(b) Except as set forth in this Section, neither the Special Committee nor the Board of Directors of Company shall withdraw or modify its recommendation of this Agreement, the Merger or the transactions contemplated hereby or approve or recommend, or cause or allow Company or any Subsidiary to enter into any agreement with respect to, any Third Party Acquisition.

(c) Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Special Committee or the Board of Directors of the Company from (i) taking and disclosing to Company's stockholders a position as required by any rule promulgated under the Exchange Act with regard to any tender or exchange offer; and (ii) if it receives a written unsolicited bona fide offer from a Person relating to the submission by such Person of a superior transaction (a "Third Party Superior Offer"), supplying to and receiving non-public information from such Person (subject to a customary confidentiality agreement), in response to such unsolicited Third Party Superior Offer as, and to the extent that, the Special Committee or the Board of Directors of Company, as applicable, determines in its good faith judgment, after consultation with outside legal counsel that such action is required in order to comply with its fiduciary duties under applicable law. Further, after consultation with outside legal counsel, Company may conduct such discussions and negotiations as it believes are necessary in light of the fiduciary duties of the Special Committee and the Board of Directors of Company concerning such unsolicited Third Party Superior Offer.

(d) If the Special Committee or the Board of Directors of Company,

by a majority disinterested vote determines in its good faith judgment after consultation with its outside legal counsel, that it is required to do so in order to comply with its fiduciary duties under applicable Law, the Special Committee or the Board of Directors of Company, as applicable, may, in the event that it receives a Third Party Superior Offer and in response thereto, (x) withdraw its recommendation of the transactions contemplated hereby or (y) recommend the Third Party Superior Offer but in each case only (i) after providing written notice to Mergeco (a "Notice of Third Party Superior Offer") advising Mergeco that the Special Committee or the Board of Directors of Company, as applicable, has received a Third Party Superior Offer, specifying the material terms and conditions of such Third Party Superior Offer and identifying the person making such Third Party Superior Offer, and (ii) the Special Committee or the Board of Directors of Company, as applicable, by a majority disinterested vote determines in its good faith judgment (after receipt of written advice of its financial adviser consistent with such determination and consultation with outside legal counsel) that any transaction proposed by Mergeco is not at least as favorable to Company's stockholders) as the Third Party Superior Offer; provided, however, that no action specified in clause (x) or (y) above shall be taken until the sixth (6th) Business Day after receipt of a Notice of Third Party Superior Offer by Mergeco.

(e) Nothing contained in this Section shall prevent the Special Committee or the Board of Directors of Company from disclosing the fact that the Special Committee or the Board of Directors, as applicable, has received a Third Party Superior Offer and the terms thereof, if the Special Committee or the Board of Directors of Company, as applicable, determines, after consultation with outside legal counsel, that it is compelled to make such disclosure in order to comply with its fiduciary duties under applicable law or with federal securities laws.

(f) For the purposes of this Agreement, "Third Party Superior Offer"

means any unsolicited bona fide written offer by any person (which includes a "Person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Mergeco (a "Third Party") to acquire all of the outstanding Company Common Stock not held by the persons listed in clauses (iii), (iv), (v) and (vi) of Section 1.8(b) of this Agreement for consideration consisting of cash and/or securities and for a consideration with a value higher than the Merger Consideration and on terms and conditions that the Special Committee or the Board of Directors of Company, as applicable, by a majority disinterested vote determines in its good faith judgment (after receipt of written advice of its financial advisor consistent with such determination and consultation with outside legal counsel) (i) is capable of being so funded, and (ii) would, if consummated provide a higher value to Company's stockholders from a financial point of view than the transactions contemplated hereby and by any alternative transaction proposal made by Mergeco pursuant hereto; provided, however, that such proposal or offer shall not be deemed to be a "Third Party Superior Offer" unless the Special Committee or the Board of Directors of Company as applicable, reasonably determines that such offer is reasonably likely to be consummated in accordance with its terms and that the financing required to consummate the transaction contemplated by such offer is capable of being, and is reasonably likely to be, obtained.

ARTICLE VI
 CONDITIONS PRECEDENT

6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of the Company and Mergeco to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company shall have obtained all approvals of holders of shares of capital stock of the Company necessary to approve this Agreement and all the transactions contemplated hereby, including the Merger, under the KGCC and the Merger shall be approved by a majority of the shares voting at the Special Meeting other than those held by the persons listed in clauses (iii), (iv), (v) and (vi) of Section 1.8(b).

(b) No Injunctions or Restraints, Illegality.

(i) there shall not be any order by any court issued or any action,

suit, arbitration, inquiry, proceeding or investigation ("Action") threatened, instituted, or pending by or before any court or any other Governmental Authority, or any other person, as to which an unfavorable judgment, decree or award is reasonably likely to be rendered and to result in (A) restraining, prohibiting or delaying the Merger or the making or consummation of the Merger, (B) restraining, imposing limitations on or prohibiting the ability of Mergeco and the Company to complete the Merger, (C) restraining, imposing limitations on or prohibiting the conversion of the common stock of Mergeco into the common stock of the Surviving Corporation or amending the Company Option Plan as set forth in the Plan Amendment and treating the Cancelled Stock Options in the manner set forth in Section 1.10, (D) restraining, imposing limitations on or prohibiting the Commitments, the Financing or any aspect thereof, (E) materially adversely effecting the business, condition (financial or otherwise), results of operations, prospects, operations or assets of Mergeco, the Company or any of its Subsidiaries, or the Surviving Corporation, taken as a whole, or otherwise materially impairing in any way the contemplated future conduct of the business of the Company or any of its Subsidiaries, or the Surviving Corporation or materially impairing the contemplated benefits to Mergeco, the Company or any of its Subsidiaries, or the Surviving Corporation of the consummation of the Merger, (F) materially increasing the Merger Consideration, (G) awarding material damages (rescissory or otherwise), (H) the Merger being rescinded, or (i) impose material limitations on the ability of the holders of common stock of Mergeco or the Surviving Corporation effectively to exercise full rights and benefits of ownership with respect to such shares; and

(ii) there shall not have been any action or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced, or deemed to be applicable to Mergeco, the Company or any of its Subsidiaries, the Surviving Corporation, the Company Common Stock, the Company Stock Options, the common stock of Mergeco, this Agreement, the Commitments, the Financing, the Merger, or any related agreement, by any Governmental Authority, which in the Mergeco's sole judgment, would or might directly or indirectly, (A) make the Merger or any transaction contemplated herein illegal or otherwise prohibited; (B) restraining, prohibiting or delaying the Merger or the making or consummation of the Merger, (C) restraining, imposing limitations on or prohibiting the ability of Mergeco and the Company to complete the Merger, (D) restraining, imposing limitations on or prohibiting the conversion of the common stock of Mergeco into the common stock of the Surviving Corporation or amending the Company Option Plan as set forth in the Plan Amendment and treating the Cancelled Stock Options in the manner set forth in Section 1.10, (E) restraining, imposing limitations on or prohibiting the Commitments, the Financing or any aspect thereof, (F) materially adversely effecting the business, condition (financial or otherwise), results of operations, prospects, operations or assets of Mergeco, the Company or any of its Subsidiaries, or the Surviving Corporation, taken as a whole, or otherwise materially impairing in any way the contemplated future conduct of the business of the Company or any of its Subsidiaries, or the Surviving Corporation or materially impairing the contemplated benefits to Mergeco, the Company or any of its Subsidiaries, or the Surviving Corporation of the consummation of the Merger, (G) materially increasing the Merger Consideration, (H) awarding material damages (rescissory or otherwise), or (i) the Merger being rescinded; or (J) impose material limitations on the ability of the holders of common stock of Mergeco or the Surviving Corporation effectively to exercise full rights and benefits of ownership with respect to such shares.

The provisions of this Section 6.1(b) shall not be available to any party whose failure to fulfill its obligations under this Agreement shall have been the cause of, or shall have resulted in, such any Action or other event or result described in this Section 6.1(b).

          6.2          Conditions to the Obligation of Mergeco to Effect the Merger.  In addition to the conditions set forth in Section 6.1, the obligations of Mergeco to effect the Merger are further subject to the satisfaction or waiver by Mergeco, on or prior to the Closing Date, of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent (i) any inaccuracies in such representations or warranties, individually or in the aggregate, would not have a Material Adverse Effect on the Company (provided that, solely for purposes of this Section 6.2(a), any representation or warranty of the Company that is qualified by materiality or Material Adverse Effect shall be read as if such language were not present) or would not prevent the consummation of the Merger by the Outside Date, or (ii) such representations and warranties speak as of an earlier date. Mergeco shall have received an officer's certificate executed on behalf of the Company to such effect.

(b) Performance of Obligations and Covenants. The Company shall have performed or complied with all of its obligations and covenants required to be performed by the Company under this Agreement at or prior to the Closing Date, except where the failure to so perform or comply would not have a Material Adverse Effect on the Company or would not prevent the consummation of the Merger by the Outside Date. Mergeco shall have received an officer's certificate executed on behalf of the Company to such effect.

(c) Financing. The funding of the financing under the Definitive

Financing Agreements shall have occurred and the proceeds thereof necessary to consummate the Merger and other transactions contemplated hereby shall be immediately available, in each case on terms and conditions no less favorable to the Surviving Corporation than those set forth in the Commitments.

(d) Amendment to Company Option Plan. The Company shall have approved and executed, and the holders of more than a majority of the shares issuable upon exercise of all Company Stock Options shall have consented to, the Plan Amendment which shall have the effect of amending each such option so that it shall be treated in the manner set forth in Section 1.10.

(e) Demand for Appraisal Rights. Mergeco shall have received evidence,

in form and substance reasonably satisfactory to it, that the holders of no more than five percent (5%) of the outstanding shares of Company Common Stock, in the aggregate, calculated immediately prior to the Effective Time, shall have properly demanded an appraisal of their shares in accordance with Section 17-6712 of the KGCC or any successor provision.

6.3 Conditions to the Obligation of the Company to Effect the Merger. In

addition to the conditions set forth in Section 6.1, the obligation of the Company to effect the Merger is further subject to the satisfaction or waiver by the Company, on or prior to the Closing Date, of the following conditions :

(a) Representations and Warranties. The representations and warranties of Mergeco set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent (i) any inaccuracies in such representations or warranties, individually or in the aggregate, would not have a Material Adverse Effect on Mergeco (provided that, solely for purposes of this Section 6.3(a), any representation or warranty of Mergeco that is qualified by materiality or Material Adverse Effect shall be read as if such language were not present) or would not prevent the consummation of the Merger by the Outside Date, or (ii) such representations and warranties speak as of an earlier date. The Company shall have received an officer's certificate executed on behalf of Mergeco to such effect.

(b) Performance of Obligations and Covenants. Mergeco shall have performed or complied with all of their respective obligations and covenants required to be performed by them under this Agreement at or prior to the Closing Date, except where the failure to so perform or comply would not have a Material Adverse Effect on Mergeco or would not prevent the consummation of the Merger by the Outside Date. The Company shall have received an officer's certificate executed on behalf of Mergeco to such effect.

ARTICLE VII
 TERMINATION AND AMENDMENT
7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company:

(a) By mutual written consent of the Company and Mergeco, by action of their respective Boards of Directors;

(b) By either the Company or Mergeco if the Merger shall not have been consummated by September 30, 2001 (the "Outside Date"); provided, however, the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose material breach of any representation, warranty, covenant or agreement under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Outside Date;

(c) By either the Company or Mergeco if any Action, or other event or result as described in Section 6.1(b) hereof (with respect to which the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.3) shall have become final and nonappealable;

(d) By either the Company or Mergeco if any approval by the

stockholders of the Company required for the consummation of the Merger and the other transactions contemplated hereby shall not have been obtained at the Stockholders Meeting or any adjournment thereof by reason of the failure to obtain the Required Company Vote;

(e) By Mergeco if, prior to the Effective Time, (i) the Company Board,

based upon the recommendation of the Special Committee, shall have withdrawn or adversely modified its recommendation of this Agreement and the Merger; or (ii) the Company, based on the recommendation of the Special Committee, fails to include in the Proxy Statement (A) the Company Board's recommendation to the Company's stockholders to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger, or (B) the fairness opinion of the Company Investment Advisor referred to in Section 3.1(j) (subject to such modifications thereto as do not adversely modify the opinion of the Company Investment Advisor as to the fairness of the consideration to be received in the Merger from a financial point of view);

(f) By Mergeco if, prior to the Effective Time, there shall be a breach in any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement which would result in a failure of any of the conditions set forth in Sections 6.2, which breach cannot be cured in all material respects on or before the Outside Date;

(g) By the Company if, prior to the Effective Time, there shall be a breach in any representation, warranty, covenant or agreement on the part of Mergeco set forth in this Agreement which would result in a failure of any of the conditions set forth in Sections 6.3, which breach cannot be cured in all material respects on or before the Outside Date; or

(h) By Mergeco if the condition set forth in Section 6.2(c) shall not have been satisfied by the Outside Date by reason of the failure of any condition to closing set forth in the Definitive Financing Agreements or upon the exercise by any person party to the Definitive Financing Agreements (other than Mergeco) of any right to terminate the Definitive Financing Agreements; provided, however, the right to terminate this Agreement under this Section 7.1(h) shall not be available if Mergeco shall have breached its obligations under Section 5.4.

7.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Mergeco as provided in Section 7.1, this Agreement shall forthwith become void and have no effect and there shall be no liability or obligation on the part of the Company or Mergeco or their respective Representatives and all rights and obligations of the parties hereto shall cease, except (i) with respect to Section 3.1(h) (Brokers and Finders), Section 3.2(g) (Brokers and Finders), Section 5.2 (Access to Information; Confidentiality), Section 5.6 (Fees and Expenses), this Section 7.2 (Effect of Termination) and Article VIII, and (ii) with respect to any fees, liabilities or damages incurred or suffered by a party as a result of the willful breach by the other party of any of its covenants or other agreements set forth in this Agreement.

7.3 Amendment. This Agreement may be amended by the parties hereto at any time before or after any required approval of the matters presented in connection with the Merger by the stockholders of the Company; provided however, after any such approval, no amendment shall be made which by law or in accordance with the rules of Nasdaq requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

7.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent permitted by applicable law, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant hereto, or (c) subject to Section 7.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. No delay or failure on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity.

7.5 Procedure For Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3, an extension or waiver pursuant to Section 7.4 or any other approval or consent required or permitted to be given pursuant to this Agreement or the exercise of any rights or satisfaction of any obligations of the parties hereunder shall, in order to be effective and in addition to the requirements of applicable law, require (a) in the case of the Company, the action of the Special Committee or, if required by law, the action of the entire Company Board, which action shall be based on the recommendation of the Special Committee, or (b) in the case of Mergeco, the action by the Mergeco Board of Directors (or a duly authorized committee thereof or a duly authorized designee of such board of directors or committee thereof).

ARTICLE VIII
 GENERAL PROVISIONS
8.1 Non-Survival of Representations, Warranties, Covenants and Agreements. None

of the representations, warranties, covenants and other agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time and this Article VIII. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NONE OF THE COMPANY OR MERGECO MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS AND WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT, THE DOCUMENTS AND THE INSTRUMENTS REFERRED TO HEREIN, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER PARTY OR THE OTHER PARTY'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first Business Day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) if sent by facsimile transmission, when transmitted and confirmation of such transmission is received. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to Mergeco, to:

Mergeco, Inc. 720 West 20th Street Pittsburg, KS 66762 Attn: O. Gene Bicknell, Chairman of the Board and Chief Executive Officer Telephone: (620) 231-3390, ext. 106 Fax: (620) 231-1199

with a copy to:

Stinson, Mag & Fizzell, P.C. 1201 Walnut, Suite 2800 Kansas City, MO 64106 Attn: John A. Granda, Esq., or Craig L. Evans, Esq. Telephone: (816) 842-8600 Fax: (816) 691-3495

(b) if to the Company, to:

NPC International, Inc. 14400 College Boulevard, Suite 201 Lenexa, KS 66215 Attn: James K. Schwartz, President Telephone: (913) 327-5555 Fax: (913) 327-5849

with a copy to:

John M. Edgar, Esq.
Humphrey, Farrington, McClain & Edgar PC
221 W. Lexington, Suite 400
Independence, MO 64051
Telephone:  (816) 836-5050
Fax:  (816) 836-8966

and

James P. Pryde, Esq.
Bryan Cave LLP
1200 Main St., Suite 3500
Kansas City, MO 64105
Telephone: (816) 374-3200
Fax: (816) 374-3300

8.3 Interpretation. When a reference is made in this Agreement to a section or exhibit, such reference shall be to a section of or exhibit to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden or proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. It is understood and agreed that neither the specifications of any dollar amount in this Agreement nor the inclusion of any specific item in the exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of setting of such amounts or the fact of the inclusion of such item in any exhibit in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof.

8.4 Counterparts. This Agreement may be executed in one or more counterparts,

all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

8.5 Entire Agreement; No Third Party Beneficiaries

(a) This Agreement and the other agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than any applicable confidentiality agreements, which shall survive the execution and delivery of this Agreement.

(b) This Agreement is not intended to nor shall anything in this Agreement confer upon any person, other than the parties hereto, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.8.

8.6 Governing Law. THIS AGREEMENT SHALL BE GOVERNED AND

CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF KANSAS, WITHOUT REGARD TO THE LAWS THAT MIGHT BE APPLICABLE UNDER CONFLICTS OF LAWS PRINCIPLES. The parties hereby (i) irrevocably submit to the exclusive jurisdiction of the District Court of the State of Kansas and the federal courts of the United States of America located in the State of Kansas solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby and (ii) waive, and agree not to assert, as a defense to any action, suit or proceeding for the interpretation or enforcement hereof, that such party is not subject to such jurisdiction or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereby irrevocably agree that all claims with respect to such action, suit or proceeding shall be heard and determined in such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such party and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 8.2, or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof.

8.7 Waiver of Jury Trial. EACH OF THE PARTIES HERETO ACKNOWLEDGES

AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM THEREIN. EACH PARTY ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF SUCH PARTY HAS BEEN AUTHORIZED BY SUCH PARTY TO REPRESENT OR, TO THE KNOWLEDGE OF SUCH PARTY, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE PROVISIONS OF THIS SECTION 8.7.

8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. Any provision of this Agreement held invalid or unenforceable only in part, degree or in certain jurisdictions will remain in full force and effect to the extent not held invalid or unenforceable. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to specific performance of the terms and provisions of this Agreement (without requirement to post a bond, if applicable), this being in addition to any other remedy to which the parties are entitled at law or in equity.

8.11 Definitions. As used in this Agreement, the following terms shall have the following definitions:

(a) "Business Day" shall mean a day other than Saturday, Sunday or other day on which commercial banks in Kansas are authorized or required by law to close.

(b) "Expenses" means and includes all out-of-pocket costs and expenses (including, without limitation, all fees and expenses of counsel, accountants, banks, investment bankers, experts and consultants to a party hereto and its Subsidiaries) incurred by a party or on its behalf, whenever incurred, in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby and the Financing.

(c) "Material Adverse Effect" means, with respect to any entity, any adverse change, circumstance, occurrence or effect that, individually or in the aggregate with all other adverse changes, circumstances, occurrences and effects, has had, will have or is reasonably likely to have a materially adverse effect on (i) the business, operations, prospects, assets, liabilities, condition (financial or otherwise) or results of operations of such entity and its Subsidiaries taken as a whole or (ii) the ability of the Company, Mergeco or the Surviving Corporation to perform their obligations under this Agreement or to consummate the Merger or other transactions contemplated by this Agreement.

(d) "Organizational Documents" means, with respect to any entity, the certificate of incorporation, bylaws or other governing documents of such entity.

(e) "Other Party" means, with respect to the Company, Mergeco and, with respect to Mergeco, the Company.

(f) "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, "group" (as defined in the Exchange Act) or other entity.

(g) "Representatives" means, collectively, the directors, officers, employees, agents and other representatives (including any investment bankers, financial advisors, attorneys or accountants) of any person.

(h) "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting and economic interests in such partnership), or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

          IN WITNESS WHEREOF, Mergeco and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the date first written above.

MERGECO, INC., a Kansas corporation

By: /s/ O. Gene Bicknell
O.Gene Bicknell, Chairman of the Board and
Chief Executive Officer

NPC INTERNATIONAL, INC., a Kansas
corporation
By: /s/ Troy D. Cook
Troy D. Cook, Senior Vice President

          Solely for purposes of evidencing his agreement to his covenants and obligations set forth in Sections 5.1(a) and 5.6, O. Gene Bicknell has duly executed this Agreement as of the date first above written.

/s/ O. Gene Bicknell
O. Gene Bicknell, Individually